Exhibit 99.1
Charah Solutions, Inc. Reports Third Quarter 2019 Financial Results
New Awards Won Year-to-Date Approaching Record Levels
Total Debt Reduced to Lowest Levels Since IPO
Louisville, KY – November 13, 2019 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company”), a leading provider of environmental and maintenance services to the power generation industry, today announced financial results for the three and nine months ended September 30, 2019. Revenues for the third quarter of 2019 were $121.1 million with a net loss attributable to Charah Solutions, Inc. of $3.3 million, or $0.11 per basic share. Adjusted net loss and adjusted loss per basic share1 were $2.9 million and $0.10, respectively. Adjusted EBITDA1 was $5.6 million.
“Our third quarter results reflect meaningful improvement over the difficult second quarter and the return of a positive trajectory in operating performance. Consistent with our previous guidance, we realized improvements in our operating efficiency, a material reduction in our total debt balance and an increase in our margins over the second quarter,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions. “Though our year-to-date 2019 results have been challenging compared to the prior year, we are continuing to win new business at a record pace as business development activities have resulted in approximately $385 million in new awards won year-to-date and more than $300 million in verbal awards are currently under negotiation. We expect additional success with current bid proposal developments during the remainder of 2019 and in 2020, as new business awards that had been previously delayed become realized. We remain extremely excited about our new award prospects and our ability to further grow our business.”
“We are committed to significantly reducing our debt further while maintaining a capitalization level that will enable us to take advantage of the abundance of coal ash remediation and beneficiation opportunities we anticipate,” said Mr. Sewell. “With our ability to provide custom solutions that combine our market-leading ash management capabilities and our proprietary beneficiation technologies, along with a regulatory environment increasingly conducive to our business, we believe we’re ideally positioned to expand our revenue-generating potential.”
Summary of Financial Results

	Three Months Ended
	September 30,
(Unaudited in thousands, except per share and margin data)	2019	2018
Revenue	$121,113	$186,002
Gross profit	13,859	26,706
Gross margin	11.4%	14.4%
Net loss attributable to Charah Solutions, Inc.	(3,313)	(17,395)
Loss per common share (basic / diluted)	$(0.11)	$(0.60)

Non-GAAP Financial Measures
Adjusted net (loss) income[1]	(2,908)	7,563
Adjusted (loss) income per diluted share[1]	$(0.10)	$0.25
Adjusted EBITDA[1]	5,596	32,553
Adjusted EBITDA margin[1]	4.6%	17.5%

(1)	This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.
Third Quarter 2019 Results
Revenue decreased $64.9 million, or 34.9%, for the three months ended September 30, 2019 to $121.1 million as compared to $186.0 million for the three months ended September 30, 2018, primarily due to project completions, delays in new project awards in the three months ended September 30, 2018, and reduced nuclear maintenance services. Gross profit decreased $12.8 million, or 48.1%, for the three months ended September 30, 2019 to $13.9 million as compared to $26.7 million for the three months ended September 30, 2018. Gross profit as a percentage of revenue, or gross margin, declined for the three months ended September 30, 2019 to 11.4% as compared to 14.4% for the three months ended September 30, 2018, primarily due to lower gross margin in the Company’s Environmental Solutions segment resulting, partially offset by an improvement in gross margin in the Company's Maintenance and Technical Services segment.

Environmental Solutions Segment: Environmental Solutions segment revenue decreased $57.8 million, or 55.7%, for the three months ended September 30, 2019 to $46.0 million as compared to $103.8 million for the three months ended September 30, 2018, primarily driven by project completions within our remediation and compliance services component, including the completion of the Brickhaven project resulting from the deemed termination, and delays in new project awards in the three months ended September 30, 2018, partially offset by a net overall increase in revenue from our byproduct sales offerings. Gross profit decreased $13.1 million, or 65.8%, for the three months ended September 30, 2019 to $6.8 million as compared to $19.9 million for the three months ended September 30, 2018, primarily due to project completions within our remediation and compliance services component and one project-specific issue continuing from the first quarter of 2019, partially offset by a net overall increase in gross profit from byproduct sales. Gross margin declined to 14.8% from 19.1% in the third quarter of 2018.
Maintenance and Technical Services Segment: Maintenance and Technical Services revenue decreased $7.1 million, or 8.6%, for the three months ended September 30, 2019 to $75.1 million as compared $82.2 million for the three months ended September 30, 2018. The decrease was primarily attributable to fewer nuclear outages in the current period, partially offset by a net overall increase in revenue from our fossil services offerings. Gross profit for our Maintenance and Technical Services segment increased $0.2 million, or 3.2%, for the three months ended September 30, 2019 to $7.1 million as compared to $6.9 million for the three months ended September 30, 2018. The increase was primarily attributable to a net overall increase in gross profit from our fossil services offerings, partially offset by fewer nuclear outages in the current period. Gross margin rose to 9.4% from 8.3% in the third quarter of 2018. The increase in gross profit margin was primarily driven by an increase in revenue associated with our fossil service offerings that generate a higher gross profit.
Net loss attributable to Charah Solutions, Inc. decreased $14.1 million, or 81.0%, for the three months ended September 30, 2019 to $3.3 million as compared to $17.4 million for the three months ended September 30, 2018. The decrease was primarily attributable to lower general and administrative expenses and interest expense, net, partially offset by the decrease in gross profit as discussed above and the change in the income tax benefit of $4.6 million. The decrease in general and administrative expenses was primarily attributable to a reduction in non-recurring legal costs and expenses, including $20.0 million in reserves incurred in the prior period related to legal proceedings during the three months ended September 30, 2018, as disclosed in our Adjusted EBITDA reconcilation included herein, partially offset by increased transaction related expenses associated with the amendment to our senior secured credit facility. The decrease in interest expense, net was primarily attributable to the absence of $12.5 million of costs incurred in conjunction with the refinancing of our debt during the three months ended September 30, 2018, consisting of a $10.4 million non-cash write-off of debt issuance costs and a $2.1 million pre-payment penalty, and a reduction in the debt balances using cash received from the Brickhaven deemed termination payment received during the three months ended September 30, 2019. Adjusted EBITDA1 decreased $27.0 million, or 82.8%, to $5.6 million for the three months ended September 30, 2019 as compared to $32.6 million for the three months ended September 30, 2018.
2019 and 2020 Guidance
We have tightened the ranges of our previous guidance for 2019 and affirmed our outlook for 2020. Our current expectations for 2019 reflect increased visibility in the full year outcome and our outlook for 2020 includes incremental revenue that is mostly represented by booked projects, contract renewals, verbal awards and only a modest amount of new prospective awards. Our current 2020 outlook is substantially represented by high confidence projections, while the potential for winning one or more large prospective contracts from current or future proposals provides upside to our outlook. Our current 2019 guidance has been revised as follows:

•	Revenues of $520 million to $540 million

•	Net loss of $26 million to $24 million

•	Adjusted EBITDA[2] of $25 million to $27 million

•	Free cash flow positive
Our 2020 outlook has been affirmed as follows:

•	Revenues of $560 million to $610 million

•	Net income of $9 million to $14 million

•	Adjusted EBITDA[2] of $45 million to $50 million

•	Free cash flow positive

(1)	This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

(2)
The forward looking measures of 2019 and 2020 Adjusted EBITDA are non-GAAP financial measures that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking measures.

Business Update
The addition of new work awards and a broader scope of nuclear outage services resulted in sequential improvements in revenue, gross profit, and adjusted EBITDA1 over the second quarter. The pace of new awards in the third quarter of 2019 has quickened and we expect this upward trend to continue in the fourth quarter as more verbal awards and other outstanding bid proposals convert to signed contracts. Our success rate in winning awards year-to-date on the basis of the total value of project bid proposals is significantly higher than it was during the comparable period in 2018, with an average anticipated gross profit margin contribution slightly above year ago levels. We have signed approximately $385 million in new contracts year-to-date and are in exclusive negotiations on more than $300 million in additional contracts. A substantial majority of these contracts were awarded within our Environmental Solutions segment. The success achieved in winning new business through the first three quarters this year has nearly surpassed the all-time Company record for new contracts in a full calendar year. Though the timing of future awards is difficult to determine, we believe these recent accomplishments demonstrate we are well-positioned to benefit from the market momentum for responsibly recycling and remediating coal ash and capture a significant portion of a large market opportunity.
Gross profit in the maintenance and technical services segment for the three months ended September 30, 2019 was higher than in the year ago period due to higher gross profit in the fossil services business, but revenue declined in relation to the three months ended September 30, 2018, primarily as a result of fewer nuclear refueling outages and reductions in the scope of nuclear work. A substantial portion of our nuclear services operations is driven by scheduled nuclear maintenance outages, which are typically planned for every 12 to 24 months.
Within our byproduct sales offerings, which is a part of our environmental solutions segment, we realized a net overall increase in year-over-year revenues. However, the roll-out of our technology initiatives, including our MP618 thermal beneficiation technology and our grinding technology, has been slower than previously anticipated, resulting in a lower than expected contribution to operating results. Customer interest in our MP618 technology has been strong, and contracts are currently under discussion.
We continue to see a growing trend in coal ash regulation toward more prescriptive approaches that dictate the means and methods for ash pond closures at the state level than are required at the federal level. States like Kentucky, South Carolina, North Carolina, Virginia, Oklahoma, Missouri, Indiana, and Illinois have already developed their own rules for coal ash management and some utility customers in other states are proceeding with coal ash closure plans more proactively, which we expect will contribute to the anticipated growth in new work awards in the coming quarters. At the federal level, the EPA has recently released proposed amendments to its 2015 Coal Combustion Residuals (CCR) regulations that would reclassify clay-lined and soil-lined surface impoundments as “unlined” and bring forward the deadline for unlined or failing CCR units to stop receiving ash and initiate closure to August 31, 2020 from October 31, 2020. These recent examples and others demonstrate our expectation for regulatory and public policy trends to increasingly drive customer needs for creative remediation solutions, including where beneficiation, or recycling of ash, plays a significant role.
CONFERENCE CALL
Charah Solutions will host a conference call at 8:30 a.m. ET on Wednesday, November 13 to discuss the third quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
Participants may access the conference call live via webcast on the Investors section of the Charah Solutions website at ir.charah.com. To participate via telephone, please dial (877) 273-7219 within the United States or (647) 689-5395 outside the United States, approximately 15 minutes prior to the scheduled start time. The conference ID for the call is 9276529.
A webcast replay will be available on the Investor Relations section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Wednesday, November 13, 2019. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 9276529.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
With 30 years of experience, Charah ® Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in fossil fuel and nuclear power generation sites across the country. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for the fossil fuel and nuclear power generation industry. The company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit  www.charah.com.

Investor Contact

Tony Semak, Head of Investor Relations
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353

Media Contact

Katrina Gallagher
PriceWeber Marketing
media@charah.com
(502) 472-6003
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
Adjusted net (loss) income and Adjusted (loss) earnings per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net (loss) income as net (loss) income attributable to Charah Solutions plus, on a post-tax basis, non-recurring legal and start-up costs and expenses, and transaction-related expenses and other items. Adjusted (loss) earnings per basic/diluted share is calculated using Adjusted net (loss) income.
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net (loss) income before interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, Brickhaven termination revenue reversal, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions u ses Adjusted EBITDA margin to measure the success for the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss, Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Free cash flow is not a financial measure determined in accordance with GAAP. We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or earnings per basic/diluted share (as determined in accordance with GAAP) as a measure of our operating results.

CHARAH SOLUTIONS, INC.
Condensed Consolidated Balance Sheets
(dollars in thousands except per share data)
(Unaudited)

	September 30, 2019	December 31, 2018

Assets
Current assets:
Cash	$7,586	$6,900
Trade accounts receivable	68,072	60,742
Receivable from affiliates	598	894
Costs and estimated earnings in excess of billings	11,550	86,710
Inventory	15,487	25,797
Income tax receivable	2,860	—
Prepaid expenses and other current assets	5,781	5,133
Total current assets	111,934	186,176
Property and equipment:
Plant, machinery and equipment	73,808	74,896
Structural fill site improvements	55,760	55,760
Vehicles	19,455	17,407
Office equipment	2,537	1,623
Buildings and leasehold improvements	262	262
Structural fill sites	7,110	7,110
Construction in progress	10,636	3,488
Total property and equipment	169,568	160,546
Less accumulated depreciation	(83,994)	(71,605)
Property and equipment, net	85,574	88,941
Other assets:
Trade names, net	34,816	34,920
Customer relationships, net	57,977	63,898
Technology, net	1,702	1,853
Non-compete and other agreements, net	72	180
Other intangible assets, net	—	22
Goodwill	74,213	74,213
Other assets	—	891
Deferred tax asset	10,250	2,747
Equity method investments	5,294	5,060
Total assets	$381,832	$458,901

CHARAH SOLUTIONS, INC.
Condensed Consolidated Balance Sheets
(dollars in thousands except per share data)
(Unaudited)

	September 30, 2019	December 31, 2018
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,575	$24,821
Billings in excess of costs and estimated earnings	393	1,352
Notes payable, current maturities	60,565	23,268
Accrued payroll and bonuses	23,373	15,480
Asset retirement obligation, current portion	13,738	14,704
Purchase option liability	7,110	10,017
Accrued expenses	20,735	22,473
Other liabilities	1,207	—
Total current liabilities	156,696	112,115
Long-term liabilities:
Contingent payments for acquisitions	11,417	11,214
Asset retirement obligation, less current portion	4,029	11,361
Line of credit	10,215	19,799
Notes payable, less current maturities	128,550	211,022
Total liabilities	310,907	365,511
Commitments and contingencies (see Note 11)
Stockholders’ equity:
Retained (losses) earnings	(14,744)	9,414
Common Stock, $0.01 par value; 200,000,000 shares authorized; 29,622,835 and 29,082,988 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	296	291
Additional paid-in capital	84,340	82,880
Total stockholders’ equity	69,892	92,585
Non-controlling interest	1,033	805
Total equity	70,925	93,390
Total liabilities and equity	$381,832	$458,901

CHARAH SOLUTIONS, INC.
Condensed Consolidated & Combined Statements of Operations
(dollars in thousands except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$121,113	$186,002	$405,307	$537,254
Cost of sales	107,254	159,296	378,134	460,901
Gross profit	13,859	26,706	27,173	76,353
General and administrative expenses	14,096	32,625	45,481	65,944
Operating (loss) income	(237)	(5,919)	(18,308)	10,409
Interest expense, net	(3,833)	(17,034)	(12,987)	(26,708)
Income from equity method investment	667	786	1,884	2,072
Loss before income taxes	(3,403)	(22,167)	(29,411)	(14,227)
Income tax benefit	(1,100)	(5,667)	(7,489)	(2,761)
Net loss	(2,303)	(16,500)	(21,922)	(11,466)
Less income attributable to non-controlling interest	1,010	895	2,236	1,904
Net loss attributable to Charah Solutions, Inc.	$(3,313)	$(17,395)	$(24,158)	$(13,370)

Loss per common share:
Basic	$(0.11)	$(0.60)	$(0.82)	$(0.52)
Diluted	$(0.11)	$(0.60)	$(0.82)	$(0.52)

Weighted-average shares outstanding used in loss per common share:
Basic	29,604,500	29,082,988	29,451,873	25,776,720
Diluted	29,604,500	29,082,988	29,451,873	25,776,720

Pro forma net loss information:
Net loss attributable to Charah Solutions, Inc. before provision for income taxes	$(4,413)	$(23,062)	$(31,647)	$(16,131)
Pro forma provision for income taxes	(1,100)	(5,667)	(7,489)	(4,358)
Pro forma net loss attributable to Charah Solutions, Inc.	$(3,313)	$(17,395)	$(24,158)	$(11,773)

CHARAH SOLUTIONS, INC.
Condensed Consolidated & Combined Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(21,922)	$(11,466)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,034	33,898
Amortization of debt issuance costs	520	11,460
Deferred income tax benefit	(7,503)	(3,076)
Loss on sale of fixed assets	1,732	749
Income from equity method investment	(1,884)	(2,072)
Distributions received from equity investment	1,650	1,689
Non-cash share-based compensation	1,666	2,449
Loss (gain) on interest rate swap	2,098	(2,857)
Interest accreted on contingent earnout liability	203	—
Changes in cash due to changes in:
Trade accounts receivable	(7,330)	(21,706)
Costs and estimated earnings in excess of billings	75,160	(54,590)
Inventory	10,310	(4,480)
Accounts payable	4,754	4,192
Billings in excess of costs and estimated earnings	(959)	(11,283)
Asset retirement obligation	(8,298)	7,834
Other current assets and liabilities	2,944	38,755
Net cash provided by (used in) operating activities	70,175	(10,504)

Cash flows from investing activities:
Proceeds from the sale of equipment	1,672	1,297
Purchases of property and equipment	(13,672)	(14,948)
Payments for business acquisitions, net of cash received	—	(19,983)
Purchase of intangible assets	—	(31)
Net cash used in investing activities	(12,000)	(33,665)

	Nine Months Ended
	September 30,

Cash flows from financing activities:
Net (payments) proceeds on line of credit	(9,584)	5,106
Proceeds from long-term debt	16,907	214,330
Principal payments on long-term debt	(62,603)	(251,563)
Repurchases of shares	(201)	—
Payments of offering costs	—	(8,916)
Issuance of common stock	—	59,241
Distributions to non-controlling interest	(2,008)	(1,626)
Distributions to members	—	(686)
Net cash (used in) provided by financing activities	(57,489)	15,886
Net increase (decrease) in cash	686	(28,283)
Cash, beginning of period	6,900	32,264
Cash, end of period	$7,586	$3,981

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$8,562	$19,244
Cash paid during the year for taxes	$91	$—

CHARAH SOLUTIONS, INC.
Segment Results
(dollars in thousands)

	Three Months Ended
	September 30,		Change
	2019	2018	$	%
	(dollars in thousands)
Revenue:
Environmental Solutions	$46,013	$103,848	$(57,835)	(55.7)%
Maintenance and Technical Services	75,100	82,154	(7,054)	(8.6)%
Total revenue	121,113	186,002	(64,889)	(34.9)%
Cost of sales	107,254	159,296	(52,042)	(32.7)%
Gross Profit:
Environmental Solutions	6,789	19,852	(13,063)	(65.8)%
Maintenance and Technical Services	7,070	6,854	216	3.2%
Total gross profit	13,859	26,706	(12,847)	(48.1)%
General and administrative expenses	14,096	32,625	(18,529)	(56.8)%
Operating loss	(237)	(5,919)	5,682	(96.0)%
Interest expense, net	(3,833)	(17,034)	13,201	77.5%
Income from equity method investment	667	786	(119)	(15.1)%
Loss before taxes	(3,403)	(22,167)	18,764	(84.6)%
Income tax benefit	(1,100)	(5,667)	4,567	(80.6)%
Net loss	(2,303)	(16,500)	14,197	(86.0)%
Less income attributable to non-controlling interest	1,010	895	115	12.8%
Net loss attributable to Charah Solutions, Inc.	$(3,313)	$(17,395)	$14,082	(81.0)%

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss to Adjusted EBITDA
(dollars in thousands)

We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before interest expense, net, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, the Brickhaven contract deemed termination revenue reversal, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure.
The following represents a reconciliation of net loss, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA.

	Three Months Ended
	September 30,
	2019	2018
	(dollars in thousands)
Net loss attributable to Charah Solutions, Inc.	$(3,313)	$(17,395)
Interest expense, net	3,833	17,034
Income tax benefit	(1,100)	(5,667)
Depreciation and amortization	5,399	16,763
Elimination of certain non-recurring legal costs and expenses(1)	(1,485)	20,033
Equity-based compensation	659	1,046
Transaction-related expenses and other items(2)	1,603	739
Adjusted EBITDA	$5,596	$32,553
Adjusted EBITDA margin(3)	4.6%	17.5%

(1)
Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)	Represents SCB transaction expenses, executive severance costs, IPO-related costs and other miscellaneous items.

(3)
Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenues. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss to Adjusted Net (Loss) and
Adjusted (Loss) Income per Diluted Share
(dollars in thousands)

We define Adjusted net (loss) income as net (loss) income attributable to Charah Solutions, Inc. plus, on a post-tax basis, non-recurring legal costs and expenses, non-recurring start-up costs and expenses, and transaction-related expenses and other items. Adjusted (loss) earnings per basic/diluted share is based on Adjusted net (loss) income.
The following represents a reconciliation of net loss, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted net (loss) income.

	Three Months Ended
	September 30,
	2019	2018
	(dollars in thousands)
Net loss attributable to Charah Solutions, Inc.	$(3,313)	$(17,395)
Income tax benefit	(1,100)	(5,667)
Loss on extinguishment of debt(1)	—	12,451
Elimination of certain non-recurring legal costs and expenses(2)	(1,485)	20,033
Transaction-related expenses and other items(3)	1,603	739
Adjusted (loss) income before income taxes attributable to Charah Solutions, Inc.	$(4,295)	$10,161
Adjusted income tax provision(4)	(1,387)	2,598
Adjusted net (loss) income attributable to Charah Solutions, Inc.	$(2,908)	$7,563
Weighted average basic / diluted share count(5)	29,605	30,264
Adjusted (loss) income per diluted share	$(0.10)	$0.25

(1)	Represents non-recurring costs associated with our term loan refinancing.

(2)
Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(3)	Represents SCB transaction expenses, executive severance costs, IPO-related costs, expenses associated with the amendment to the Credit Facility and other miscellaneous items.

(4)
Represents the effective income tax rate of 32.3% and 25.5% for three months ended September 30, 2019 and September 30, 2018, respectively, multiplied by adjusted (loss) income before income taxes attributable to Charah Solutions, Inc.

(5)
As a result of the adjusted net loss per share for the three months ended September 30, 2019, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares (in thousands) of 1,510 were excluded from the computation of the weighted-average shares for diluted adjusted net loss per share for the three months ended September 30, 2019.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Free Cash Flow
(dollars in thousands)

We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash provided by (used in) in operating activities to free cash flow, our most directly comparable financial measure calculated and presented in accordance with GAAP. The presentation of free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Nine Months Ended
	September 30,
	2019	2018
Net cash provided by (used in) operating activities	$70,175	$(10,504)
Capital expenditures, net of proceeds:
Maintenance and growth(1)	(4,431)	(13,651)
Technology	(7,569)	—
Total capital expenditures	(12,000)	(13,651)
Free cash flow	$58,175	$(24,155)

(1)	Proceeds of $1,672 and $1,297 were included in maintenance and growth capital expenditures for the nine months ended September 30, 2019 and 2018, respectively.